Exhibit 23.2
CONSENT OF CRU
CRU International Limited hereby consents to use of its name and the reference to its reports, estimates and data appearing in the Annual Report on Form 10-K of Noranda Aluminum Holding Corporation for the year ended December 31, 2012.

/s/ Geoffrey R. Barber
Geoffrey R. Barber
Chief Financial Officer
CRU International Limited
February 27, 2013